Exhibit 2.6

Capital Investment Agreement on REIT Environmental Building Material (Changjiang) Co., Ltd.

This Capital Investment Agreement ("Agreement") is concluded and signed by the following parties on April 20, 2015:

1.	Joint Venture Company

REIT Environmental Building Material (Changjiang) Co., Ltd.

Domicile: No. 1, Fazhanyi Road, Circular Economy Industrial Park, Changjiang, Hainan Province (at the south side at 221km of Haiyu West Line)

Legal representative: Li Hengfang

2.	Original Shareholder

Beijing REIT Technology Development Co., Ltd.

Registered address: Room 1611, 6F, No. 1 Building, No. 208, Second Zone, Lize Central Park, Wangjing Emerging Industrial District, Chaoyang District, Beijing

Legal representative: Li Hengfang

Zhongrong Environmental Energy Investment (Beijing) Co., Ltd.

Registered address: Room 701, No. 6 Building (residence), Run Feng De Shang Yuan, No. 60, Anli Road, Chaoyang District, Beijing

Legal representative: Ma Hong

3.	Investor

Venture Business International Limited

Registered address: CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands

Definition

Unless otherwise prescribed herein, the definitions of following terms will apply to this Agreement:

Joint Venture Company or Company: means the REIT Environmental Building Material (Changjiang) Co., Ltd

Original Shareholder: means the existing shareholder of the Company registered in the administration bureau for industry and commerce as at the date of signature hereof, namely Beijing REIT Technology Development Co., Ltd. and Zhongrong Environmental Energy Investment (Beijing) Co., Ltd.

Investor: means the Venture Business International Limited, which plans to become the shareholder of the Company according to this Agreement.

Whereas:
1.	Beijing REIT Technology Development Co., Ltd. and Zhongrong Environmental Energy Investment (Beijing) Co., Ltd. are the shareholders of the Company, whose registered capital is RMB 100,000,000. Among them, Beijing REIT Technology Development Co., Ltd. has contributed RMB 20,499,500, accounting for 20.50% of the registered capital of the Company; and Zhongrong Environmental Energy Investment (Beijing) Co., Ltd. has contributed RMB 79,500,500, accounting for 79.50% of the registered capital of the Company.

2.	Through full consultation between and among each party and unanimous approval of the resolution of Shareholders' Meeting of the Company, the Investor is willing to invest in the Company to enlarge the registered capital of Joint Venture Company according to the conditions specified herein, and the Company and Original Shareholders are willing to accept the Investor's capital investment to the Company according to the conditions specified herein. ("Capital Investment")

3.	Based on the common will of each party mentioned above, through full consultation, pursuant to the provisions of relevant laws and regulations such as "Provisions on Merger and Acquisition of Domestic Enterprises by Foreign Investors", "Contract Law of the People's Republic of China" and "Company Law of the People's Republic of China" etc., and on the principle of good faith, each party mentioned above has concluded this Agreement regarding relevant matters on the terms and conditions of the abovementioned Capital Investment for each party to abide by and perform faithfully.

1.	Capital Investment of Company and change of equity

1.1	Each party agrees that, the registered capital of the Company will be increased from RMB 100,000,000 to RMB 118,600,000.

1.2	The Investor will invest a total amount of RMB 18,600,000 as enlarged registered capital (the “Enlarged Registered Capital”) to the Company in equivalent US Dollars, and the equivalent value in USD will be calculated according to the exchange rate between RMB and USD on the date of actual contribution.

1.3	Original Shareholder hereby waives the preferential subscription right to this Capital Investment.

1.4	After this Capital Investment, the equity structure of Joint Venture Company is as follows:

Shareholder	Amount of contribution (RMB)	Equity proportion
Beijing REIT Technology Development Co., Ltd.	20,499,500	17.29%
Zhongrong Environmental Energy Investment (Beijing) Co., Ltd.	79,500,500	67.03%
Venture Business International Limited	18,600,000	15.68%
Total	118,600,000	100%

1.5	Each party agrees that, while signing this Agreement, the Original Shareholders and the Investor will sign the new "Articles of Association of Sino-Foreign Joint Venture REIT Environmental Building Material (Changjiang) Co., Ltd " ("Articles of Association of Joint Venture Company") again, and agree to take it as the document to standardize the rights and obligations relationship between and among each shareholder and the shareholders and Joint Venture Company.
1.6	Each party agrees that, while signing this Agreement, the Original Shareholders and the Investor shall jointly convene the new Shareholders' Meeting of Joint Venture Company, and appoint the new director and supervisor of Joint Venture Company pursuant to the Articles of Association of Joint Venture Company.
1.7	The Investor shall pay up the Enlarged Registered Capital within fifteen (15) working days as of the date of issuing the new business license of Joint Venture Company.
1.8	After this Capital Investment, the Joint Venture Company will still be a limited liability company to undertake the responsibility for all its debts with its own properties and assets. Unless otherwise agreed in writing, once the Investor has fulfilled its contribution obligation to the Joint Venture Company according to the agreement of this article, the Investor will not have to provide any other fund to or on behalf of Joint Venture Company.

2.                      Delivery

2.1	Delivery condition

The delivery of proposed Capital Investment depends on the satisfaction of following delivery conditions:

(a)	The examination and approval authority has approved relevant declaration documents of Capital Investment ("Declaration Documents"), and has issued the certificate of approval reflecting the Capital Investment for the Joint Venture Company;
(b)	The administration bureau for industry and commerce has issued the business license of Joint Venture Company reflecting the change after the Capital Investment;
(c)	In case of the change of applicable law or the change of practice of any government agency (if any) after the date of signature hereof, and thereby causes the Capital Investment needs to acquire the consent and approval of all other government departments, and all such consents and approvals have been acquired.
2.2	Responsibility for condition satisfaction
(a)	Each party shall reasonably spare no efforts to ensure that the delivery conditions can be satisfied as soon as possible when reasonable and feasible, and it shall not be later than June 30, 2015 ("Final Deadline") under any circumstance.

(b)	After the date of signature hereof, the Investor shall coordinate as soon as possible with and reasonably spare no efforts to assist the Company to satisfy the delivery conditions, including assist the Company to acquire the approval of examination and approval authority on the Capital Investment, and complete the registration of Capital Investment in the administration bureau for industry and commerce.

(c)	If at any time the Joint Venture Company or the Investor learns that any fact or circumstance might interfere with the satisfaction of any delivery condition, the Joint Venture Company or the Investor shall inform the other parties immediately.

2.3	Exemption condition

The Investor may inform the Company in writing (in whole or in part) at any time to be exempted from all or any one of the delivery conditions applicable to the Joint Venture Company.

2.4	Condition unsatisfied

If any delivery condition has not been exempted according to this Agreement nor been satisfied as at the Final Deadline, then this Agreement shall be terminated immediately and the provisions of Article 8 (Termination) shall apply.

2.5	The delivery will be carried out on the date when all delivery conditions have been satisfied or (if permissible) have been exempted by the Investor.
2.6	Before the delivery date, the Joint Venture Company shall ensure that the Investor has received:

(a)	The proof on the examination and approval authority's approval of this Capital Investment;

(b)	Copy of new business license of Joint Venture Company reflecting this Capital Investment;

(c)	All minutes books and registers, account books, transaction and financial records, tax certificates and other documents and materials (if any) of Joint Venture Company, the preceding documents and materials will be returned to the Joint Venture Company for preservation after being examined by the Investor on delivery date.

2.7	Under the precondition that the Joint Venture Company has completed the matters as prescribed in Article 2.6, within five (5) working days after delivery date, the Investor shall pay the increased capital agreed herein to the bank account designated by the Joint Venture Company in writing, and the payment of such Enlarged Registered Capital shall be completed within fifteen (15) working days as of the date of acquiring business license of Joint Venture Company reflecting this Capital Investment. The Joint Venture Company shall promptly designate the bank account in writing.

3.                Representation, guarantee and commitment

3.1	Please refer to Attachment 1 hereto for the representation and guarantee made by the Joint Venture Company to the Investor. Upon delivery, the Joint Venture Company further guarantees that:

(a)	Every declaration made in Attachment 1 is true and accurate; and

(b)	All information provided by Joint Venture Company to the Investor are true and accurate, and there is no major omission might cause such information incomplete or misleading in any significant aspect.
3.2	Each guarantee listed in each paragraph of Attachment 1 is mutually independent, and unless otherwise explicitly specified to the contrary herein, each such guarantee will not be limited by any of the following contents:
(a)	Quotation of any other paragraphs in Attachment 1; or
(b)	Any content of this Agreement.
4.	Compensation
4.1	Except for any other specific compensation agreed herein, for all claims for rights of the Investor and all losses might be suffered or undertaken by the Investor directly or indirectly caused by the following contents (or based thereon or related thereto), the Joint Venture Company shall make compensation to the Investor, except for otherwise agreed upon the undertaking of compensation responsibility in this Agreement or other relevant transaction documents:

(a)	Any tax actually collected or assessed by tax authority from or on the Joint Venture Company or the Investor for any capital gains realized from the Capital Investment hereunder;
(b)	The Joint Venture Company fails to fully pay all taxes of Joint Venture Company being collected or assessed, and related to the establishment and operation of Joint Venture Company as at the delivery date; and
(c)	The Joint Venture Company violates any of its commitment, guarantee or obligation hereunder, or violates the obligation or any guarantee of other transaction documents, being untrue, inaccurate or misleading in any significant aspect.

4.2	If any claim for rights is proposed by the third party to the Investor, the Investor shall notify the Joint Venture Company as soon as possible and as far as reasonably practicable, and explain the summary details of relevant claims for rights that the third party might seek for compensation pursuant to Article 4 hereof.
4.3	Except for any other specific compensation agreed herein, for all claims for rights of the Joint Venture Company and direct reasonable losses might be suffered or undertaken by the Joint Venture Company directly or indirectly caused by the Investor's violation of any commitment or obligation hereunder (or based thereon or related thereto), the Investor shall also make compensation to the Joint Venture Company.

5.	Notice
5.1	Any notice or other communication issued hereunder shall be made in writing and written in Chinese, and must be delivered by a specially-assigned person or faxed to the recipient addresses listed below:

(a)	To Joint Venture Company: REIT Environmental Building Material (Changjiang) Co., Ltd Recipient: Huang Zhibo

(b)	To Investor: Venture Business International Limited Recipient: Mr. OngToonWah

(c)	To Original Shareholder: Recipient: Mr. Li Hengfang

5.2	Under following circumstances, any notice or document shall be deemed to have been served:
(a)	When delivered by a specially-assigned person, it will be deemed to have been served on the date of delivery; or
(b)	When sent by fax, if the sending time is before three o'clock in the afternoon (local time in the location of recipient) on any working day, it will be deemed to have been served on the date of sending; and it will be deemed to have been served on the next working day after the date of sending under other circumstances.
5.3	As long as proving that the notice or other communication has been delivered or faxed or has been correctly noted with recipient information and sent (whichever applicable), it can be proved that such notice or other communication has been served.

6.                 Guarantee of Original Shareholder

6.1	As far as the obligations of Joint Venture Company involved hereunder are concerned, Original Shareholder hereby commits and guarantees to spare no efforts to urge the Joint Venture Company to perform the obligations hereunder.

7.                Confidentiality

7.1	Only except for the disclosure for the purpose of acquiring necessary approval of relevant government department, each party shall deem this Agreement as confidential and shall not disclose any content hereof to any other person.
7.2	The Joint Venture Company shall:
(a)	Keep the information provided by the Investor, or all information related to the Investor and its related party and acquired through or based on this Agreement confidential; and
(b)	If after delivery, the Joint Venture Company holds the confidential information related to the Investor and its related party, it shall keep such information confidential.

7.3	The Investor shall:
(a)	Keep the information provided by the Joint Venture Company, or all information related to the Joint Venture Company and acquired through or based on this Agreement confidential; and
(b)	If after delivery, the Investor holds the confidential information related to the Joint Venture Company, the Investor shall also keep such information confidential.

7.4	The stipulations of this article do not prohibit either party from announcing or disclosing any confidential information under following circumstances:

(a)	Upon written consent of each other party;

(b)	Announce or disclose confidential information according to the law or the requirements of any competent supervisory authority; provided if either party needs to disclose any confidential information therefor, such party shall promptly inform the other party before disclosure whenever feasible and legal;

(c)	Such information belongs to or has entered into public domain not due to the reason that such party violates any confidentiality commitment or obligation; or

(d)	When disclosing to its professional consultant, provided that the concerned party shall urge such receiving object to understand the terms of this article before making any such disclosure, and spare no efforts to urge such receiving object to abide by such terms, just like such terms are binding upon such receiving object.

8.	Termination
8.1	If before delivery:
(a)	The Joint Venture Company or the Investor seriously violates this Agreement or any obligation under any other transaction documents to which it acts as a party, and such violation still has not been corrected within sixty (60) days after written notice has been sent to the breaching party;
(b)	The occurrence of any event generating material adverse impact or might generate material adverse impact after delivery,

The Investor of the Joint Venture Company may choose not to complete this Capital Investment and serve written notice to the Joint Venture Company or the Investor to terminate this Agreement immediately, provided on the precondition that: if the Joint Venture Company seriously violates the contract, only the Investor is entitled to choose not to complete the Capital Investment and terminate this Agreement; if the Investor seriously violates the contract, only the Joint Venture Company is entitled to choose not to complete the Capital Investment and terminate this Agreement.

8.2	If the Investor or the Joint Venture Company chooses not to complete the Capital Investment hereunder according to Article 8.1:
(a)	Except for Article 7 (Confidentiality) and Article 12 (Governing law and dispute settlement) herein, all other terms of this Agreement will be invalid; and
(b)	The expiration or invalidity of relevant terms will not affect the rights or responsibilities of either party already arisen from the nonperformance of any due obligation hereunder before such expiration or invalidity.

9.	Special agreement
9.1	After the completion of delivery, each party commits to modify the Articles of Association of Joint Venture Company on the spirit of this Agreement, so as to ensure that the Investor enjoys due rights of the shareholder of Joint Venture Company, and the nature of Joint Venture Company will be changed from the current domestic enterprise into the sino-foreign joint venture enterprise.
9.2	Each party confirms that, the Joint Venture Company or its related party will employ a team of lawyers ("Transactional Lawyers") to assist each party to complete the drafting of this Agreement and other transactions proposed to be completed hereunder, and the costs thereof will be borne by the Joint Venture Company correspondingly. Each party hereby confirms the preceding arrangement, and correspondingly waive the appeal for conflict of interest of relevant transactional lawyers might be arisen from such arrangement.

10.	General terms
10.1	Unless signed by each party hereto in writing, any alteration, change or modification of this Agreement will not be effective, nor binding upon each party.
10.2	Any obligation, guarantee and commitment stipulated herein will remain effective after delivery (excluding any obligation already performed upon delivery). The Original Shareholder shall bear the joint and several liabilities for the obligation of Joint Venture Company hereunder.
10.3	The rights of every party hereunder:
(a)	can be exercised repeatedly as needed;
(b)	are accumulative and do not exclude legal rights and remedy, except for otherwise explicitly specified herein; and
(c)	can only be waived in writing, and specific rights to be waived shall be specified.

The delay in exercising or non-exercising any right will not constitute the waiver of such right. And the stipulation of this article shall not exclude the application of statutory limitation of actions.

10.4	If any part of this Agreement, or the application of any part of this Agreement under any circumstance, is affirmed as invalid or non-executable, such invalidity or non-execution will not affect other parts of this Agreement, or the applicable effect or executability of any such parts under any other circumstances.
10.5	Except for otherwise explicitly prescribed herein, every party shall respectively bear the costs, expenses and taxes incurred from the signing of this Agreement and delivery.
10.6	Counterpart of this Agreement can be signed in any quantity, all and counterparts jointly constitute the same agreement; either party (including any authorized representative of a party) signs a counterpart will be deemed as signing this Agreement.
11.	Entirety

This Agreement and other transaction documents constitute the entire agreement of each party regarding the transaction proposed in transaction documents, and supersede all prior agreements reached between and among each party regarding such transaction.

12.	Governing law and dispute settlement
12.1	The effectiveness, interpretation and performance of this Agreement apply to the laws of China publicly promulgated and the treaties and international conventions in which China is a contracting state. If there are no provisions of the Chinese laws publicly promulgated or accessible by the public, or the treaties or international conventions in which China is a contracting state are applicable for a certain specific matter related hereto, then it shall refer to the general international business practice.

12.2	In case of any dispute, contradiction or claim for compensation arising herefrom or related hereto, or arising from or related to the violation of this Agreement, early dissolution of this Agreement of the invalidity of this Agreement, each party shall strive for settlement through friendly consultation.

If the aforementioned dispute, contradiction or claim for compensation cannot be settled through consultation within three (3) months after being proposed by either party to each other party, then such dispute, contradiction or claim for compensation shall only be submitted to Shanghai International Economic and Trade Arbitration Commission for settlement through arbitration by the arbitral tribunal comprising of three (3) arbitrators according to the effective arbitration rules when submitting to such Arbitration Commission (and the jurisdiction of court is excluded). And the language of arbitration procedure shall be Chinese.

The arbitration award shall be the final award and binding upon interested parties. The arbitration award can be executed by any court with jurisdiction to the adverse party in arbitration award or the court in the place where the property of adverse party in arbitration award is located.

Unless otherwise ruled by arbitral tribunal, the adverse party in arbitration award shall bear the arbitration fees. Each party agrees that, if either party thinks it is necessary to execute the arbitration award through the judicial procedure of any form, then other interested parties shall bear all reasonable expenditures, expenses and attorney fees incurred to such party in seeking for the execution of arbitration award, including but not limited to any extra litigation or arbitration expenses paid by such party for the execution of arbitration award.

During the arbitration, each party shall continue to execute the undisputed part of this Agreement.

13.              Effectiveness

13.1	This Agreement will become effective after the signature by each party or its authorized representative and the approval by examination and approval authority.

13.2	This Agreement is signed by each party or its duly authorized representative on April 20, 2015.

Signature page:

Venture Business International Limited

Authorized Signatory: /s/ Ong Toon Wah

REIT Environmental Building Material (Changjiang) Co., Ltd

 Authorized Signatory: /s/ Hengfang Li

Beijing REIT Technology Development Co., Ltd.

Authorized Signatory: /s/ Hengfang Li

Zhongrong Environmental Energy Investment (Beijing) Co., Ltd.

Authorized Signatory: /s/ Hong Ma